Exhibit 10.34
2023
UL SOLUTIONS INC. LONG-TERM INCENTIVE PLAN
EXECUTIVE AWARD AGREEMENT
(CASH SETTLED APPRECIATION RIGHTS)
UL Solutions Inc. (the “Company”) hereby grants to the individual referenced in the electronic grant statement (the “Executive”), pursuant to Section 2.1 of the Company’s Long-Term Incentive Plan, as amended and restated from time to time (the “Plan”), an Award consisting of Cash Settled Appreciation Rights (“CSARs”). The Award Date, Expiration Date, Base Price, and number of CSARs under this Award are provided in the Executive’s electronic grant statement and incorporated into this Agreement. Capitalized terms not defined herein have the respective meanings specified in the Plan.
1.    Award Subject to Acceptance of Agreement. This Award must be electronically accepted by the Executive. If the Executive fails to accept this Award within six (6) months of the Award Date, this Award shall be null and void.
2.    Time and Manner of Vesting and Payment of Awards.
2.1.    Vesting and Forfeiture. Except as otherwise provided in this Section 2.1, Section 2.2, Section 2.3, or Section 2.7:
(a)    The CSARs subject to this Award shall become fully vested and exercisable on the first day of the thirty-sixth (36th) month after the Award Date, and shall remain exercisable by the Executive until and including the applicable Expiration Date, provided that the Executive remains continuously employed with an Employer from the Award Date through such date. Any vested CSARs that remain unexercised by the Executive on the applicable Expiration Date shall be automatically exercised (i) except in the case of Converted CSARs (as defined below), on the Exercise Date coincident with or next following such Expiration Date or (ii) in the case of Converted CSARs, in accordance with Section 2.4 below.
(b)    If the Executive’s employment with all Employers terminates by reason of the Executive’s Retirement six (6) months or more after the Award Date, but prior to the first day of the thirty-sixth (36th) month after the Award Date, then for purposes of Section 2.1(a), such Executive shall be treated as continuing employment with an Employer for purposes of determining vesting, and this Award will continue to vest and once vested will be exercisable by the Executive (i) with respect to periods before effective date of the consummation of an initial public offering of the Company’s voting securities pursuant to an effective registration statement under the Securities Act (a “Conversion Date”), during any Exercise Window until and including the applicable Expiration Date, or (ii) with respect to periods after a Conversion Date, at any time until and including the applicable Expiration Date. If the Executive’s employment with all Employers terminates by reason of the Executive’s Retirement after the third anniversary of the Award Date, this Award will continue to be exercisable by the Executive (i) with respect to periods before a Conversion Date, during any Exercise Window until and including the applicable Expiration Date, or (ii) with respect to periods after a Conversion Date, at any time until and including the applicable Expiration Date. Any vested CSARs held by an Executive subject to this Section 2.1(b) that remain unexercised by the Executive on the applicable Expiration Date shall be automatically exercised on the

2023
Exercise Date coincident with or next following such Expiration Date. If the Executive’s employment with all Employers terminates by reason of the Executive’s Retirement earlier than six (6) months after the Award Date, the CSARs under this Award shall be forfeited as of the date of termination, and the Executive shall have no entitlement to any payment with respect thereto.
(c)    If the Executive’s employment with all Employers terminates by reason of the Executive’s Early Retirement after the first anniversary of the Award Date, but prior to the first day of the thirty-sixth (36th) month after the Award Date, then for purposes of Section 2.1(a), the Executive shall be vested in a prorated portion of the CSAR Award equal to (i) one-third (1/3) of the CSARs under this Award, if the Executive’s Early Retirement occurs on or after the first anniversary of the Award Date, and (ii) two-thirds (2/3) of the CSARs under this Award, if the Executive’s Early Retirement occurs on or after the second anniversary of the Award Date. The vested portion of the CSARs shall be exercised automatically on the Exercise Date coincident with or next following the date of the Executive’s Early Retirement, which will be the Expiration Date, and the unvested portion of the CSARs shall be forfeited as of the date of the Executive’s Early Retirement. If the Executive’s employment with all Employers terminates by reason of the Executive’s Early Retirement after the first day of the thirty-sixth (36th) month after the Award Date, the Award will be vested and will continue to be exercisable by the Executive (i) with respect to periods before a Conversion Date, during any Exercise Window following the date of the Executive’s Early Retirement until and including the applicable Expiration Date, or (ii) with respect to periods after a Conversion Date, at any time following the date of the Executive’s Early Retirement until and including the applicable Expiration Date; provided, however, if such vested CSARs remain unexercised by the Executive on such Expiration Date, they shall be automatically exercised on the Exercise Date coincident with or next following such Expiration Date. If the Executive’s employment with all Employers terminates by reason of the Executive’s Early Retirement earlier than the first anniversary of the Award Date, the CSARs under this Award shall be forfeited as of the date of termination, and the Executive shall have no entitlement to any payment with respect thereto.
(d)    If the Executive’s employment with all Employers terminates by reason of the Executive’s Disability or death prior to the first day of the thirty-sixth (36th) month after the Award Date, the full number of CSARs subject to this Award shall vest as of the date of such termination and all of the Executive’s vested CSARs shall be exercised automatically on the Exercise Date coincident with or next following the date of termination, which will be the Expiration Date.
(e)    If the Executive’s employment with all Employers terminates for any reason other than as described in Sections 2.1(b), (c) or (d) on or the first day of the thirty-sixth (36th) month after the Award Date, the number of vested CSARs under this Award shall remain vested and exercisable by the Executive until and including the Exercise Date coincident with or next following the date of termination, which will be the Expiration Date. If any such vested CSARs remain unexercised by the Executive on such Expiration Date, they will be automatically exercised on the Exercise Date coincident with or next following such Expiration Date.

2023
(f)    If the Executive’s employment with all Employers terminates for any reason other than as described in Sections 2.1(b), (c) or (d) prior to the first day of the thirty-sixth (36th) month after the Award Date, the CSARs under this Award shall be forfeited as of the date of termination, and the Executive shall have no entitlement to any payment with respect thereto.
(g)    Notwithstanding anything in this Section to the contrary, if the Executive’s employment with an Employer terminates for Cause at any time, all CSARs, including vested CSARs, shall be forfeited as of the date of termination, and the Executive shall have no entitlement to any payment with respect thereto.
2.2.    Expiration Date. Subject to Section 2.4(c) below, the Expiration Date of the CSARs under this Award shall be the earliest of (a) the tenth (10th) anniversary of the Award Date, (b) the third (3rd) Exercise Date coincident with or next following the date of vesting, (c) the third (3rd) anniversary of the Executive’s Retirement or Early Retirement (for the portion of the Award that was vested prior to Early Retirement), or (d) the first Exercise Date coincident with or next following the Executive’s termination of employment due to death, Disability, Early Retirement (for the portion of the Award that became partially vested upon Early Retirement), or any other reason (except Cause). Notwithstanding the foregoing, on and after a Conversion Date, subject to Section 2.4(c) below, the Expiration Date of the Converted CSARs under this Award shall be the earliest of (a) the tenth (10th) anniversary of the Award Date, (b) April 1, 2028, (c) the third (3rd) anniversary of the Executive’s Retirement or Early Retirement (for the portion of the Award that was vested prior to Early Retirement), or (d) the April 1 coincident with or next following the Executive’s termination of employment due to death, Disability, Early Retirement (for the portion of the Award that became partially vested upon Early Retirement), or any other reason (except Cause).
2.3.    Non-Disclosure, Non-Solicitation, and Non-Competition Forfeiture. Notwithstanding anything to the contrary in Section 2.1, and except as otherwise expressly provided in an Executive’s offer letter or employment agreement (if any), in the event that the Executive (i) uses, discloses, or takes any action that may result in the use or disclosure of any confidential information (as defined herein) during the Executive’s employment or thereafter, except as required to perform his or her responsibilities for the Executive’s Employer, to comply with law or regulation, or as authorized in writing in advance by the Executive’s Employer, (ii) engages in activity that, in the sole judgment of the Committee, violates any non-competition agreement or policy applicable to such Executive, or (iii) directly or indirectly induces, solicits, or attempts to persuade any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates in order to enter into any employment relationship with, or perform services in any capacity for, any other business entity during the period of the Executive’s employment or within one year thereafter, whether or not such entity is engaged in a business competitive with the Company or its Affiliates, upon written notice to the Executive by the Committee, (a) all obligations of an Employer to make any payment with respect to any portion of this Award shall terminate automatically upon the date that such written notice was sent to the Executive by the Committee, including but not limited to CSARs that have been exercised but not yet settled as of the date of such written notice; (b) all unvested CSARs shall be forfeited as of the date of such written notice and all the Employer’s obligations under this Award to make any payments to the Executive with respect to any such unvested CSARs shall cease; and (c) the Executive shall promptly reimburse the Employer for all payments previously made to the Executive under this Award with respect to any CSARs exercised within

2023
the six (6)-month period prior to such written notice. Further, the Executive agrees that the Company shall have the right to require the Executive to repay any and all amounts paid to the Executive pursuant to his or her exercise of the CSARs subject to this Award to the extent the Committee, in its sole discretion, determines that amounts paid to the Executive were based on a determination of Fair Market Value that was artificially inflated due to events or actions resulting in a financial restatement. As used herein, “confidential information” shall mean confidential and proprietary information of the Company, its Affiliates and, in certain situations, certain third parties who provide information to the Company subject to confidentiality and non-use restrictions, including, but not limited to, actual and prospective client lists and pricing information, business plans, programs and tactics, research and development information, and personnel information. Nothing in this Section 2.3 is intended to limit in any way the applicability of Section 3.8.
2.4.    Exercise of Vested Awards.
(a)     Subject to the limitations set forth in this Agreement and the Plan, any vested CSAR under this Award may be exercised on or prior to the applicable Expiration Date by executing and delivering to the Company during an Exercise Window, a written or electronic notice of exercise and any other documents as the Committee may reasonably request. Subject to the limits set forth in Section 2.4(b) below and, in all cases, subject to Section 2.4(d) below), (i) vested CSARs for which an exercise notice has been delivered during the applicable Exercise Window shall be exercised as of the first business day following the close of the Exercise Window and (ii) vested CSARs subject to automatic exercise shall be exercised as of the applicable Exercise Date described in Section 2.1. Upon exercise of any vested CSAR, except as provided in Section 2.4(d) below, the Employer shall pay to the Executive an amount in cash equal to the excess of the Fair Market Value of one share of Common Stock as of the Exercise Date, over the Base Price per share set forth on the Executive’s electronic grant statement, multiplied by the number of CSARs under this Award being exercised. Subject to the terms of the Plan and this Agreement, any such payment shall be made in cash as soon as practicable after the Exercise Date. The Executive shall not be entitled to any earnings on the value of the amount payable for the period between the Exercise Date or the date of vesting, as the case may be, and the receipt of such payment.
(b)    Subject to Section 2.4(d) below and notwithstanding any other provision of this Agreement or the Plan to the contrary, and subject to the Committee’s discretion, (i) exercise of the Executive’s vested CSARs payable in cash shall be subject to, and the total number of CSARs that may be exercised on any Exercise Date shall be limited in accordance with, Section 4.1 of the Plan (“Application of Settlement Limit”), as amended from time to time, and (ii) in the event that any portion of this Award has not been exercised as of the tenth (10th) anniversary of the Award Date, whether by application of the Settlement Limit or otherwise, such portion of the Award shall be forfeited and the right to exercise it shall be cancelled.
(c)    If the Executive is unable or not allowed to exercise any portion of his or her vested CSARs payable in cash in any year due to application of the Settlement Limit and the Expiration Date would occur for any of such vested CSARs before the next Exercise Date, the Expiration Date for such vested CSARs automatically will be extended

2023
until the next following Exercise Date but not beyond the tenth (10th) anniversary of the Award Date.
(d)    Subject to the limitations set forth in this Agreement (other than subsections (a) through (c) of this Section 2.4) and the Plan, any vested Converted CSAR under this Award may be voluntarily exercised at any time after a Conversion Date and on or before the applicable Expiration Date (without regard to the Settlement Limit under Section 4.1 of the Plan) by executing and delivering to the Company, a written or electronic notice of exercise and any other documents as the Committee may reasonably request. Any Converted CSAR under this Award that is an Expiring CSAR, a Death/Disability Accelerated CSAR or an Early Retirement Accelerated CSAR will be deemed exercised and will be automatically settled as of the Expiration Date (without regard to the Settlement Limit under Section 4.1 of the Plan). Upon exercise of any vested Converted CSARs, the Executive shall become the record holder of a number of shares of Common Stock equal to the excess of the Fair Market Value of one share of Common Stock as of the Exercise Date, over the Base Price per share set forth on the Executive’s electronic grant statement, multiplied by the number of Converted CSARs under this Award being exercised; provided, that such number of shares shall be reduced by a number of shares, the Fair Market Value of which is sufficient to satisfy applicable tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs). Subject to the terms of the Plan and this Agreement, to the extent that the exercise of Converted CSARs would cause the Executive to be due a fractional share of Common Stock, the Fair Market Value of such fractional share shall be paid to the Executive in cash as soon as practicable after the Exercise Date. The Executive shall not be entitled to any earnings on the value of the amount payable with respect to a fractional share of Common Stock for the period between the Exercise Date and the receipt of such payment.
2.5.    Nontransferability of Award. This Award may not be transferred by the Executive other than to the Executive’s beneficiary in the event of the Executive’s death. Except to the extent permitted by the foregoing, this Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of this Award, this Award and all rights hereunder shall immediately become null and void.
2.6.    Withholding Taxes. An Employer shall have the right to deduct from all amounts paid pursuant to this Award any taxes required by law to be withheld with respect to the CSARs awarded or the payments made hereunder.
2.7.    Change in Control. Notwithstanding anything in this Agreement to the contrary, upon the consummation of a Change in Control, the rights of the Executive under this Agreement shall be governed by Section 4.8 of the Plan.
2.8.    Conversion to Stock Settled Award. Notwithstanding any provision of the Agreement to the contrary, effective as of a Conversion Date, the Executive’s outstanding CSARs under this Award, whether vested or unvested, will be converted to a stock-settled Award (referred to herein as “Converted CSARs”) in accordance with the terms of the Plan, as

2023
amended, which, if exercised after the Conversion Date, will be settled in the form of a number of shares of Common Stock. Except as expressly stated in this Agreement or the Plan document, as amended, the terms of a CSAR as in effect immediately before the Conversion Date (including, but not limited to, the vesting provisions and Base Price thereof) shall remain in effect with respect to such Award after the Conversion Date.
2.9.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, as amended from time to time, and shall be interpreted in accordance therewith. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
3.    Miscellaneous Provisions.
3.1.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Employer and any person or persons who shall, upon the death of the Executive, acquire any rights hereunder in accordance with this Agreement. The obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation, or otherwise, and in the event of a sale of the Company or any business combination or transaction that results in the transfer of all or substantially all of the assets or business of the Company or a parent company, the Company will cause the transferee to assume the obligations of the Company under this Agreement.
3.2.    Change of Employment. If the Executive’s employment shall be transferred from an Employer to another Affiliate (whether or not an Employer), such transfer shall not be treated as a termination of employment hereunder or a break in the Executive’s Years of Employment, unless and until the Executive ceases to be employed by the Company or its Affiliates. For the avoidance of doubt, references to “Employer” as used in this Agreement shall not include ULI or ULSE Inc. (“ULSE”), and any transfer from an Employer or another Affiliate to ULI or ULSE shall constitute a termination of employment or service with the Company and its Affiliates within the meaning of Section 3.2 of the Plan.
3.3.    No Guarantee of Employment. Executive acknowledges that employment with Employer is at-will, meaning either Executive or Employer can terminate the employment relationship at any time for any reason, with or without cause or notice. Nothing in this Agreement or the Plan creates a contract of employment or alters the at-will employment relationship.
3.4.    Notices. All notices, requests, or other communications provided for in this Agreement shall be made, if to the Employer or the Committee, to Human Resources, Attention: Compensation, and if to the Executive, to Executive’s last-known address on the Employer’s records. All notices, requests, or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) certified mail to the last known address of the party entitled thereto, (d) express courier service, or (e) other electronic means generating a receipt confirming delivery of the notice. The notice, request, or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by certified mail or express courier service; provided, however, that if a notice, request, or other communication sent to the Employer is not received during regular

2023
business hours, it shall be deemed to be received on the next succeeding business day of the Employer.
3.5.    Entire Agreement / Governing Law. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Employer and the Executive with respect to the subject matter hereof. This Agreement, this Award, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan or this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the federal courts located therein (should federal jurisdiction exist).
3.6.    Section 409A. Amounts payable pursuant to this Award are intended to be exempt from Section 409A of the Code, to the maximum extent possible, pursuant to the stock right exemption described in Treasury Regulation § 1.409A-1(b)(5), and the Plan and this Agreement shall be interpreted and construed consistently with such intent. To the extent that any amount payable pursuant to this Award constitutes nonqualified deferred compensation within the meaning of, and subject to, Section 409A of the Code, then, with respect to such portion of this Award, (a) the Plan and this Agreement are intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent, (b) all references in the Plan and this Agreement to the Executive’s termination of employment shall mean the separation from service within the meaning of Section 409A of the Code and Treasury regulations promulgated thereunder, and (c) notwithstanding anything in the Plan or this Agreement to the contrary, any amount that is payable upon the Executive’s separation from service that would be payable prior to the six (6)-month anniversary of such separation from service shall, to the extent necessary to comply with Section 409A of the Code, be delayed until the earlier to occur of (i) the first business day following the six (6)-month anniversary of such separation and (ii) the date of the Executive’s death. In the event the terms of the Plan or this Agreement would subject the Executive to taxes under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the 202 Plan or this Agreement, as applicable, to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under the Plan or this Agreement.
3.7.    Non-U.S. Employees. If the Executive is a foreign national, located outside the United States, not compensated from a payroll maintained in the United States, or otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, the Committee may apply or interpret the terms and conditions of this Award in a manner that, in the Committee’s judgment, may be necessary or desirable to comply with such legal or regulatory provisions.
3.8.    Clawback Policy. Notwithstanding any provision in the Plan or in this Agreement to the contrary, all Awards under the Plan and this Agreement shall be subject to the Underwriters Laboratories Inc. Clawback Policy, as established by the Company and incorporated by reference into the Plan and this Agreement, and as may be amended from time to time (the “Clawback Policy”). If required by the Clawback Policy or the Company, the

2023
Executive agrees that the Company shall have the right to require the Executive to repay any and all amounts paid to the Executive pursuant to his or her exercise of the CSARs subject to this Award.